UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

April 30, 2014

MAGELLAN HEALTH SERVICES, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-6639	58-1076937
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

55 NOD ROAD
AVON, CONNECTICUT	06001
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (860) 507-1900

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On April 30, 2014, Magellan Health Services, Inc., a Delaware corporation (“Magellan”), consummated and closed (the “Closing”) the previously announced acquisition of CDMI, LLC, a Rhode Island limited liability company (“CDMI”) (such acquisition, the “Acquisition”), pursuant to the Purchase Agreement (the “Purchase Agreement”), dated as of March 31, 2014, as amended by Amendment No.1 to the Purchase Agreement (the “Amendment”), dated April 30, 2014, by and among Magellan, CDMI, George N. Petrovas, Susan C. Petrovas and The Susan C. Petrovas Qualified Annuity Trust — 2011, as holders of the outstanding equity interests in CDMI (collectively, the “Sellers”) and George N. Petrovas in his capacity as the Seller Representative.  Based in Newport, Rhode Island, CDMI is a provider of a range of clinical consulting programs and negotiates and administers drug rebates for managed care organizations and other customers.  CDMI works with over 30 health plans, and in 2013 had net revenues of approximately $43 million, primarily derived from rebate management.  As a result of the Acquisition, CDMI will operate as a wholly-owned subsidiary of Magellan Partners RX, Inc. (“Magellan Partners”).

As consideration for the Acquisition, Magellan Partners paid $205.0 million in cash (the “Base Price”) for all of the outstanding equity interests in CDMI, subject to working capital adjustments as provided in the Purchase Agreement.  Pursuant to the Purchase Agreement, the Sellers and certain key management of CDMI purchased a total of $80.0 million in Magellan restricted common stock, which will generally vest over a 42-month period, conditioned upon certain employment and performance targets.  In addition to the Base Price, the Purchase Agreement provides for potential contingent payments up to a maximum aggregate amount of $165.0 million.  The contingent payment provisions provide for (i) cash payments of up to $65.0 million based on the amount of rebates retained in respect of 2015 by CDMI and Magellan’s ICORE specialty pharmacy management business, (ii) cash payments of up to $65.0 million based on the number of CDMI customers that become full service PBM clients of Magellan during 2015 and 2016 and (iii) cash payments of up to $35.0 million based on the gross profit performance of CDMI and ICORE’s rebates business during 2014 and 2015.  Of the $205.0 million paid by Magellan Partners at the Closing, $15.0 million was deposited in an escrow account in connection with the Sellers’ indemnification obligations under the Purchase Agreement.  To the extent Magellan’s claims for indemnification do not exceed this amount, the holdback will be released to Sellers on the fifteen-month anniversary of the Closing.

The foregoing description of the Acquisition and the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to (i) the full text of the Purchase Agreement, a copy of which is attached as Exhibit 2.1 to Magellan’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 1, 2014 and (ii) the Amendment, a copy of which is attached hereto as Exhibit 2.2, each of which is incorporated herein by reference.

Item 9.01. Financial Statements, Pro Forma Financial Information and Exhibits

(a)                                 Financial Statements of Business Acquired.

The financial statements required pursuant to this Item 9.01(a) in relation to the Acquisition will be filed by amendment to this Current Report on Form 8-K no later than 71 calendar days after the date that this Current Report was required to be filed.

(b)                                 Pro Forma Financial Information.

The pro forma financial information required pursuant to this Item 9.01(b) in relation to the Acquisition will be filed by amendment to this Current Report on Form 8-K no later than 71 calendar days after the date that this Current Report was required to be filed.

(d)                                 Exhibits.

Exhibit Number	Description
2.1

Purchase Agreement, dated as of March 31, 2014, among Magellan Health Services, Inc., CDMI, LLC and each of the Sellers’ party thereto (incorporated by reference to Exhibit 2.1 of the Current Report on Form 8-K filed by Magellan Health Services, Inc. on April 1, 2014).

2.2	Amendment No.1 to Purchase Agreement, dated as of April 30, 2014, among Magellan Health Services, Inc., CDMI, LLC and each of the Sellers’ party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGELLAN HEALTH SERVICES, INC.

Date: April 30, 2014	By:	/s/ Jonathan N. Rubin
Name: Jonathan N. Rubin
Title: Executive Vice President and Chief Financial Officer